Exhibit 10.24

SALES AGENCY AGREEMENT

This Sales Agency Agreement (this “Agreement”) is made and entered into by and between SFX-94 LLC, a Delaware limited liability company (“Agent”), and Viggle Inc., a Delaware corporation (“Viggle”), as of this 22nd day of January, 2015 (“Commencement Date”).

WITNESSETH

WHEREAS, Viggle is in the business of, among other things, operating a digital (on-line) store which sells certain goods and services to the public, and

WHEREAS, Viggle is also in the business of generating revenues by means of direct sales of advertising and sponsorships and requested barter of advertising and sponsorships (the “Services”); and

WHEREAS, Viggle wishes to appoint Agent as its exclusive agent for the sale of the Viggle’s Services worldwide (the “Territory”); and

WHEREAS, Agent wishes to accept the foregoing appointment as Viggle’s exclusive sales agent; and

WHEREAS, in connection with becoming Viggle’s exclusive sales agent, Agent desires to offer employment to certain current Viggle employees, including but not limited to those employees identified in Exhibit A (the “Employees”), to facilitate the sale of Viggle’s Services in the Territory; and

WHEREAS, the parties are contemporaneously entering into an Amended and Restated Shared Services Agreement (the “Shared Services Agreement”) pursuant to which the parties may provide services to one another and employees of each party may serve as officers of and provide services to the other party.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      EXCLUSIVE SALES AND MARKETING REPRESENTATIVE

a.              Appointment: Viggle hereby appoints Agent as its exclusive sales agent to sell the Services in the Territory.

b.              Exclusivity: Viggle shall not, during the duration of this Agreement, appoint any other person, firm or company as its agent, distributor or franchisee for the sale of the Services in the Territory, or otherwise permit any person or entity other than Agent to sell the Services. Viggle shall not, without Agent’s consent, sell Services, or make offers or quotations to or negotiate with or to any entity in the Territory with respect to the sale of Services. Viggle shall refer all such possible transactions and opportunities to Agent. For the avoidance of doubt, the parties agree that all sales of Services shall be exclusively through Agent (and such sub-agents and distributors as Agent may engage), and Viggle shall not be permitted to sell any Services for its own account or permit any entity other than Agent to sell any Services. Agent will primarily be responsible for direct sales of Viggle Services, and Viggle may continue to participate in third party networks consistent with the practices followed by Viggle immediately prior to the Commencement Date. For the avoidance of doubt, the “Services” contemplated by this Agreement shall not apply to or preclude third-party ad networks.

c.               Agent hereby accepts the rights granted to it pursuant to this Agreement and agrees to use commercially reasonable efforts to sell the Services within the Territory by such measures as Agent deems appropriate.

d.              Agent, in its discretion, is permitted to produce, sell and market its own services, and to represent or act as agent for the services of other entities.

(i)                In the event Agent “bundles” the Services with Services or services of other entities (including Services or services of Agent’s affiliates), Agent and Viggle shall agree on the proper allocation of the revenues from such bundled sales, and such allocation shall be set forth on the invoice for such bundled services. Any amounts not in dispute shall be promptly paid as required pursuant to this Agreement.

(ii)                 In the event of a dispute as to the allocation of such revenues, the boards of directors of Agent and Viggle shall each designate a representative who is not an executive officer of both Agent and Viggle at the time of such designation (each, a “Designee”) to confer with each other and seek to agree on the allocation. Each Designee shall have the right to seek advice and counsel from any person or entity they deem appropriate. Following such conference(s), if the Designees are unable to agree, the provisions of paragraph 1(d) (iii) below shall be applied.

(iii)              If the Designees are unable to reach agreement on such allocation, then any dispute with respect to allocation of bundled sales will be resolved pursuant to arbitration as provided in Section 22 of this Agreement, except the arbitrator shall require that any amounts determined to be owing by one party to the other party shall be paid together with interest at the rate specified in the New York CPLR, per annum from the date when the underlying sales revenue was first collected.

e.               Agent is authorized to negotiate, conclude and enter into contracts for the sale of the Services in the name of and on behalf of Viggle provided that such contracts are consistent with the terms of this Agreement.

2.                                      BARTER ARRANGEMENTS  In the event Viggle or Agent seeks to enter into barter arrangements with respect to the sale of Services, such barter arrangements shall be undertaken solely as and when requested and approved by Viggle; provided, however, that Agent shall not be required to enter into any such barter arrangements that would not be at least cost neutral to Agent, and Viggle shall be responsible for the payment of all out of pocket and direct costs relating to such barter arrangements, including the reimbursement of Agent for any actual costs and expenses incurred by Agent in connection therewith.

3.                                      AGENT’S OBLIGATIONS

Agent undertakes and agrees at all times during the term of this Agreement:

a.              To act conscientiously and in good faith in discharging its duties hereunder.

b.              To carry out its agency in such manner as Agent, in consultation with Viggle, reasonably determines is in the best interests of promoting and increasing the sale of Services.

c.               To use commercially reasonable efforts to sell the Services in the Territory with reasonable care and diligence.

d.              To employ or otherwise engage sufficient personnel to ensure the proper fulfillment of Agent’s obligations under this Agreement. If Agent maintains a sales force or sales capabilities substantially equivalent to the sales force Viggle maintained prior to the Commencement Date, Agent shall be deemed to be in full compliance with this Section 3d. For the avoidance of doubt, the parties agree that so long as Agent maintains a sales force of not less than ten (10) full-time equivalent sales people (or such other number of sales people as the parties shall mutually agree in writing), Agent will be deemed to have a substantially equivalent sales force, provided that Agent shall be allowed a reasonable time to recruit new sales people to replace any members of the sales force that resign or whose employment is terminated.

e.               To attend (on reasonable notice) meetings with Viggle to discuss the marketing and selling of the Services in the Territory.

f.                To keep Viggle informed of its activities concerning the sale of the Services and to provide Viggle with periodic reports with respect thereto, and provide Viggle with reasonable and regular access to Agent’s employees who are engaged in the sale of Viggle Services in accordance with past practices.

g.               To inform Viggle of any innovations or enhancements to the Services which Agent becomes aware of and determines would add value to the Services.

4.                                      SALES PROGRAMS

All sales of the Services by Agent on behalf of Viggle shall be on Viggle’s standard terms and conditions for the sale of the Services in the Territory as varied from time to time (a copy of the current version of which is attached as Exhibit B) (the “Terms and Conditions”) or on such other terms and conditions as Viggle may at any time specify in writing to Agent. Viggle shall give Agent advance notice of any proposed changes in the Terms and Conditions. Any such proposed changes are subject to Agent’s consent, not to be unreasonably withheld.  All orders or other contracts for the sale of Services will be subject to prior approval by Viggle’s Chief Financial Officer, which approval or rejection shall be provided within three (3) business days after the order is submitted to Viggle.

5.                                      VIGGLE’S OBLIGATIONS

Viggle undertakes and agrees with Agent during the term of this Agreement:

a.              To act conscientiously and in good faith in discharging its duties hereunder, including the timely payment of all Commissions (as defined below).

b.              Promptly and efficiently to deal with any complaint, warranty claim, dispute, investigation or after-sales enquiry or investigation relating to the Services.

c.               Where appropriate, to inform Agent within a reasonable time if any contract concluded on its behalf by Agent will not be performed by it, and of the reason for such non-performance.

d.              To obtain all rights, licenses, permits, and clearances required under federal, state and local laws, or required from any holder of intellectual property rights, for the sale of the Services, and be responsible for all of the associated costs thereof.

e.               To give Agent as much advance notice as is reasonably practicable with respect to all changes, extensions or reductions of the range of Services.

f.                To use commercially reasonable efforts to continually improve its Services and develop new Services so as to remain commercially competitive.

6.                                      EMPLOYEES

a.              Viggle consents to Agent offering employment or other services arrangements to, and hiring or otherwise engaging, any or all of the Employees, and Viggle agrees not to assert any claims against any Employee arising from such Employee accepting employment with Agent.

b.              Agent is under no obligation to hire or engage any specific Employee or retain such Employee for any term or duration, except as Agent may agree with any such

Employee. Agent shall have the sole right to manage, hire and fire its employees and sales force, including any Employee. Agent shall comply with the provisions of Section 3 d in connection with its decisions regarding its employees and consultants.

c.               Subject to applicable employment, privacy and other laws and regulations, Viggle shall provide Agent with employment files for all former Employees hired or otherwise engaged by Agent.

d.              Agent shall not be responsible for any severance or termination obligations and claims with respect to any Employee’s separation from employment with Viggle.

e.               Agent shall maintain adequate staffing levels, generally consistent with the staffing levels maintained by Viggle before the Commencement Date for Viggle’s sale of Services, in order to discharge its obligations arising under this Agreement.

f.                Agent shall consult with Viggle prior to implementing any material adverse changes in the compensation arrangements for the sales force with respect to the sales of Viggle’s Services.

g.               The parties consent to Greg Consiglio and Kevin Arrix becoming employees, officers or directors of both Viggle and Agent (including Agent’s affiliates) on substantially the terms set forth in the employment agreements and amendments thereto attached hereto as Exhibits C, D, E, and F.

7.                                      ADVERTISING

a.              All advertising, marketing and promotions concerning the Services by Viggle shall be at the expense of Viggle, shall be managed by Viggle and shall be undertaken by Agent only as and when approved by Viggle. Viggle agrees to notify Agent in advance of any Viggle advertisement campaigns or new messaging in advertising campaigns in order to avoid conflicting communications, marketing, branding and advertising strategies.

b.              Intellectual Property: Viggle hereby grants Agent a royalty-free license to use the Services and any copyrights, trade names, or trademarks pertaining to the Services (including but not limited to Viggle’s trademark and logo) in any advertising, marketing and promotion and in connection with, as required for or incidental to the marketing, sales and other activities of Agent contemplated by or provided for under this Agreement. Any such advertising shall be subject to Viggle’s approval, not to be unreasonably withheld, delayed or conditioned.

c.               Viggle shall maintain at its own cost and expense its website and Internet services. Agent shall maintain at its own cost and expense its website and Internet services. Viggle will be solely responsible for all hosting and download fees, costs or expenses for Viggle’s website and Internet Services.  Agent shall be solely responsible for the costs of the sales force it hires, including appropriate office space.

d.              Agent’s employees or consultants shall provide sales support and services and consistent with the sales support and services that the Employees provided to Viggle prior to the Commencement Date.

8.                                      [Intentionally Omitted.]

9.                                      ADDITIONAL REPRESENTATIONS AND WARRANTIES

a.              Viggle represents and warrants as of the Commencement Date as follows:

1.              Viggle currently holds, and it agrees to maintain for the duration of this Agreement, at its sole expense, all necessary federal, state, and local permits and licenses as necessary to perform its obligations hereunder.  Viggle possesses all licenses, consents, and other rights (including but not limited to intellectual property rights) with respect to the Services necessary to enable the parties to perform this Agreement.

2.              Viggle’s execution and delivery of, and performance under, this Agreement have been duly authorized by Viggle and do not, and will not, violate or conflict with any articles of incorporation, bylaw, contract, permit or obligation applying to Viggle other than such violations or conflicts that would not reasonably be expected to impair Viggle’s ability to perform in all material respects its obligations under this Agreement.

b.              Agent represents and warrants as of the Commencement Date as follows:

1.              Agent currently holds, and it agrees to maintain for the duration of this Agreement, at its sole expense, all necessary federal, state, and local permits and licenses as necessary to perform its obligations hereunder.

2.              Agent’s execution and delivery of, and performance under, this Agreement have been duly authorized by Agent and do not, and will not, violate or conflict with any articles of incorporation, bylaw, contract, permit or obligation applying to Agent other than such violations or conflicts that would not reasonably be expected to impair Agent’s ability to perform in all material respects its obligations under this Agreement.

10.                               SALES

a.              Agent shall solicit and confirm all orders, contracts and agreements for the Services and forward such orders, contracts and agreements to Viggle. All orders, contracts and agreements and inquiries relative to the Services received by Viggle from potential or actual customers shall be forwarded to Agent for its attention and handling, and Viggle shall make available to Agent such information as may be requested by or reasonably necessary for Agent to process the inquiry or order.

b.              Orders for the Services may be solicited, accepted or rejected by Agent, on behalf of Viggle.  In the event Viggle effects any sales of Services, information on each such sale including all invoices and agreements will be promptly provided to Agent.

c.               Viggle shall perform the Services in a diligent and timely manner and shall promptly invoice and collect the revenues for the Services.  Viggle shall pay all applicable federal and state taxes, excise taxes and other taxes arising from sales of Services and file all reports with respect thereto.

11.                               NON-SOLICITATION

Each party agrees that during the term of this Agreement and for a period of one hundred and eighty (180) days thereafter, it shall not (i) solicit, induce, or encourage the resignation of any person who is a director, officer, employee, representative, or agent of the other party or any of its affiliates, or (ii) hire any person who serves as a director, officer, employee, representative, or agent of the other party or any of its affiliates, provided, however, that the restrictions set forth in this Section 11 shall not apply to either party hiring any person who previously served as a director, officer, employee, representative, or agent of the other party or its affiliates from and after three (3) months since the date such person has ceased to be a director, officer, employee, representative, or agent of such other party or its affiliates of the Company, so long as such cessation did not result from a violation of this Section 11. The parties acknowledge and agree that the hiring of the Employees by Agent as contemplated by this Agreement does not constitute a breach of this Section 11.

12.                               COMMISSIONS

a.              Commission: As compensation for the services rendered pursuant to this Agreement, Agent shall receive a sales commission (the “Commissions”) equal to 25% of the net revenues arising from sales of Viggle’s Services where such Services were sold or otherwise generated during the Initial Term and any Renewal Term. Agent shall have no rights or obligations with respect to sales of Services where the order or contract for such sales occurred prior to the Commencement Date or occurred after the due expiration or termination of this Agreement; provided, however, that Viggle shall pay Agent a Commission equal to 15% of the net revenues arising from sales of Viggle’s Services made prior to the Commencement Date for which the orders have been written but that must be fulfilled and invoiced after the Commencement Date. Agent shall have no liability for Commissions to the sales force relating to sales of Services occurring prior to the Commencement Date for which invoices have been issued. Net revenues shall be comprised of gross revenues, less any commissions payable to third parties. Commissions on barter arrangements shall be the amount that is necessary to reimburse Agent for any out of pocket and direct costs incurred by Agent with respect to such barter sales as described in Section 2 above, and shall be payable by Viggle in cash.

b.              Viggle will pay Agent its Commissions in the following manner: Commissions shall be deemed earned upon execution of any Agreement or the placement of the underlying purchase order, subject to collection of the sale revenues arising from such sales. Commissions will be immediately payable to Agent as and when the underlying revenues are received by Viggle but in any event no later than 30 days after such receipt. Any Commissions not paid within 30 days shall accrue interest at the rate of 1% per month until such Commissions are paid. In the event that Commissions payable to Agent become 60 days in arrears the parties agree to immediately set up a lockbox account jointly owned by the parties into which all subsequent revenues from sales by Agent of the Services (including sales of bundled services that include Services) will be automatically deposited. Any distributions from the lockbox account shall be made (i) first, on a 50/50 basis until Agent shall have been made whole for any unpaid Commissions that are in arrears as set forth in the preceding sentence and thereafter on a 75-25 basis for revenues resulting from sales of Services and (ii) according to the allocations set forth in the invoices for sales of bundled services that include Services. Agent shall have the right to receive its Commissions on all revenues arising from the sales of Services (including revenues received by or on behalf of Viggle subsequent to the expiration or termination of this Agreement) where the agreements or orders for such sales were entered into during the Initial Term or any Renewal Term.

c.               In the event of termination or non-renewal of this Agreement, whether for cause or without cause, Agent’s rights to the receipt of payments and order status documentation and all audit rights of Agent shall survive the termination of this Agreement until all Commissions have been fully paid.

d.              Agent is not responsible for pursuing unpaid accounts receivable arising from the sales of Services.

13.                               TERM:  This Agreement shall be effective as of the Commencement Date and continue in force until 11:59 pm Eastern Standard Time on the third anniversary of the Commencement Date (the “Initial Term”), unless terminated earlier in accordance with this Agreement. This Agreement shall automatically renew and continue for multiple and successive three year terms (the “Renewal Term”), unless either party gives notice in writing to the other party of intention not to renew at least 180 days prior to the expiration of the then current Initial Term or Renewal Term, as the case may be.

14.                               TERMINATION; AND EXPIRATION

a.              Viggle may terminate this Agreement on 90 days prior written notice without cause. In the event of such termination without cause, during the 90 day notice period, and for up to 30 days thereafter, (i) Agent shall provide reasonable cooperation to Viggle with respect to Viggle’s plans to transition to other sales arrangements, Viggle shall reimburse Agent for out-of-pocket expenses arising from such cooperation, (ii) the provisions of Section 3(d) shall cease to apply effective upon such termination and (ii) the provisions of Section 1(b) shall not apply during such period.

b.              In the event that Agent breaches the provisions of Section 3 d of this Agreement, and Agent fails to cure such breach within 30 days following receipt by Agent of written notice from Viggle of a breach by Agent of Section 3 d, then Agent shall be deemed to have wrongfully terminated this Agreement without good cause, and Viggle shall be entitled to recover from Agent damages equal to the following: (i) for so long as Robert Sillerman is the CEO of both Agent and Viggle, the net revenues to Viggle from the sales of Services for the 12 months preceding the effective date of such termination, but not less than ten million dollars ($10,000,000) or (ii) if Robert Sillerman is not the CEO of both Agent and Viggle, the actual damages suffered by Viggle as a result of such termination. Any notice from Viggle of an alleged breach of Section 3 d shall specify in detail the facts which Viggle asserts give rise to the breach. Any claim by Viggle arising from an alleged breach of Section 3 d shall be asserted within 15 days of the occurrence of the alleged breach or will be deemed waived. In the event that Viggle claims that Agent has terminated this Agreement without good cause and Agent disputes such claim, the dispute shall be resolved pursuant to arbitration as provided in Section 22.

c.               Agent may terminate this Agreement if Viggle is in material breach of its obligations hereunder and fails to cure such breach within 30 days following receipt by Viggle of written notice of such breach from Agent.  For purposes of this Agreement, a “material breach” by Viggle shall be deemed to have occurred if either (i) Viggle is 60 days or more in arrears with respect to the payment of Commissions to Agent or (ii) the lockbox required pursuant to Section 12(b) above is not set up in a timely manner because of any action or inaction on the part of Viggle.

15.                               APPLICABILITY OF TERMS AFTER TERMINATION

In the event of termination or expiration, this Agreement shall remain applicable to any orders for the Services arising prior to the termination or expiration. In addition, the terms and conditions of Sections 6, 10c,11, 12, 15,16, 18, 19, 21 and 22 of this Agreement will survive any expiration or termination of this Agreement.

16.                               INDEMNIFICATION

a.              Viggle will indemnify, defend and hold harmless Agent and each of its officers, directors, employees, owners, affiliates, customers and each of its and their respective agents, representatives, successors and assigns (“Agent Indemnified Parties”) from and against any loss, cost, claim, liability or expense, including, but not limited to the imposition of any fines or penalties by any governmental agency and claims for personal injury, death, property damage and economic loss (“Claim”), arising from or related in any manner to (i) the operation of Viggle’s business; (ii) any contested or imperfect title or right to sell or market any Viggle Services, including but not limited to any claims of infringement of intellectual property rights associated with any Viggle Services; (iii) any act or omission of an Agent Indemnified Party in reliance upon any written decision, approval, statement or communication of Viggle or any of its authorized representatives or agents; (iv) violation by Viggle of any applicable law or regulation or any term or condition of this Agreement, or the material breach of this Agreement by Viggle; and (v) any claims against Agent arising from alleged deficiencies in the rights clearances required under federal, state and local laws with respect to the property or Services of Viggle.

b.              Agent will indemnify, defend and hold harmless Viggle and each of its officers, directors, employees, owners, affiliates, customers and each of its and their respective agents, representatives, successors and assigns (“Viggle Indemnified Parties”) from and against any loss, cost, claim, liability or expense, including, but not limited to the imposition of any fines or penalties by any governmental agency and claims for personal injury, death, property damage and economic loss (“Claim”), arising from or related in any manner to (i) the operation of Agent’s business; (ii) any contested or imperfect title or right to sell or market any of Agent’s services, including but not limited to any claims of infringement of intellectual property rights associated with any of Agent’s services; (iii) any act or omission of a Viggle Indemnified Party in reliance upon any written decision, approval, statement or communication of Agent or any of its authorized representatives or agents; (iv) violation by Agent of any applicable law or regulation or any term or condition of this Agreement, or the material breach of this Agreement by Agent; and (v) any claims against Viggle arising from alleged deficiencies in the rights clearances required under federal, state and local laws with respect to the property or services of Agent.

c.               The party seeking to be indemnified, defended or held harmless under this Section 16 (“Indemnified Party”) shall promptly notify the party obligated to indemnify, defend or hold harmless the Indemnified Party (“Indemnifying Party”) of the existence of any Claim to which Indemnifying Party’s obligations under this Section 16 would apply, and shall give Indemnifying Party a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If Indemnifying Party shall, within a reasonable time after this notice, fail to defend, Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Indemnifying Party. If the claim is one that cannot by its nature be defended solely by Indemnifying Party (including, without limitation, one brought by any federal or state alcoholic beverage regulating authority), then Indemnified Party shall make available all information and assistance that Indemnifying Party may reasonably request.

d.              Insurance Recovery. Any party seeking indemnification hereunder shall use reasonable and diligent efforts to pursue and collect any insurance proceeds available with respect to the indemnified matter. The amount of any recovery which a party seeking indemnification hereunder shall be entitled to receive shall be offset by the amount of insurance or other third party proceeds, if any, actually received by such party in respect of such liability.

17.                               INSURANCE

Viggle shall provide a commercially reasonable level of Services liability insurance and intellectual property infringement insurance with (i) Agent included as an additional insured and (ii) an agreement that Viggle’s insurance is primary to that of Agent and that said insurance will not be terminated except upon 20 days advance written notice to Agent. Proof of such insurance shall be provided to Agent upon execution of this Agreement, upon each renewal, and at such other times as may be reasonably requested by Agent.

18.                               EXPENSES AND DISBURSEMENTS

Except as otherwise provided herein or otherwise agreed to by the parties hereto, each party agrees to pay and be solely responsible for all expenses incurred and all disbursements made by it in connection with this Agreement.

19.                               NOTICES

To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto:

a.              must be in writing and will be deemed given only as follows: (1) on the date established by the sender as having been delivered personally; (2) on the date delivered to the recipient party by a private overnight courier as established by the sender by evidence obtained from the courier; (3) if sent by facsimile to the recipient party, then upon confirmation of transmission thereof and (A) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (B) if such transmission is not received during normal business hours of the recipient, then on the next business day after the date of such transmission as indicated in such confirmation; (4) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (5) if delivered by email of a Notice in portable document format (.pdf), or other email attachment format, as an attachment to an email addressed to a recipient party, then at the time at which the confirmation of receipt is generated by the recipient party opening the email message (and creating a record of receipt of the transmission) or receipt of such email message is otherwise acknowledged by the recipient party; and

b.              if sent to Agent, then to the following address, facsimile, or email, as applicable:

SFX Entertainment, Inc.

430 Park Avenue

New York, NY 10022

Attn: Howard Tytel, Esq.

Facsimile: (646) 561-6700

Email: howard@sfxii.com

with a required copy (the delivery of which will not constitute notice to Agent) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attn: Herbert F. Kozlov, Esq.

Facsimile: (212) 521-5450

Email: hkozlov@reedsmith.com

If to Viggle, then to the following address, facsimile, or email as applicable:

Viggle Inc.

902 Broadway, 11th Floor

New York, NY 10010

Attention:  John Small, CFO

Facsimile: 646 349-5988

Email: John@viggle.com

with a required copy (the delivery of which will not constitute notice to Viggle) to:

Viggle Inc.

902 Broadway, 11th Floor

New York, NY 10010

Attention:  Tom McLean, General Counsel

Facsimile: 646 349-5988

Email: Tom@viggle.com

20.                               NO IMPLIED WAIVERS

The failure of a party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall the waiver by a party of a breach of any provisions hereof be taken or held to be a waiver of the provision itself.

21.                               RELATIONSHIP CREATED

Agent is not an employee, partner, or joint venturer of Viggle for any purpose whatsoever, but is an independent contractor, which shall at all times maintain its own organization as a distinct and separate legal entity from Viggle. Performance by Agent hereunder shall be subject entirely to the internal direction and control of Agent.

22.                               GENERAL

a.              This Agreement shall be governed by the laws of the State of New York and constitutes the entire agreement and understanding between the parties related to the subject matter contained herein. This Agreement constitutes the full, complete and final expression of the parties understanding with respect to the subject matter hereof. In entering into this Agreement, no party has relied on any statements, promises or representations except as expressly set forth herein. No other agreement, oral or written, express or implied, has been made between the parties (except as may be expressly referred to herein).  If any provision of this Agreement or the application thereof to any party or circumstances is held invalid or unenforceable, the remainder of this Agreement and the applicability of such provision to other parties or circumstances shall not be affected thereby, and to this end the provisions of this Agreement are declared severable.  Nothing in this Agreement shall confer on any person other than the p arties, or their respective permitted successors or assigns, any rights remedies, obligations or liabilities under or by reason of this Agreement or the transactions contemplated hereby.  Only Agent and Viggle shall be entitled to rely on any provision of this Agreement. This Agreement may be executed in two or more counterparts which taken together shall constitute one and the same instrument. This Agreement may only be modified or amended by a writing manually signed in pen and ink by both parties. An exchange of emails shall not be sufficient to satisfy the requirement of a manually signed writing. This Agreement is the product of mutual negotiation and drafting, and neither party shall be deemed to be the draftsman of this Agreement.

b.              Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration to be held at the offices of JAMS in New York, NY, before a single arbitrator under the JAMS rules for arbitration of commercial disputes. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In any such arbitration proceeding, the arbitrator shall award reasonable attorney’s fees and the costs of such arbitration to the party the arbitrator determines is the prevailing party.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SFX-94, LLC

By:	/s/ Howard Tytel
Name: Howard Tytel
Title: General Counsel

VIGGLE INC.

By:	/s/ John C. Small
Name: John C. Small
Title: Chief Financial Officer